The McGraw-Hill Companies Reports Second Quarter EPS of $0.79, a 31.7% Increase

NEW YORK, July 24 /PRNewswire-FirstCall/ -- The McGraw-Hill Companies (NYSE: MHP) today reported diluted earnings per share increased 31.7% to $0.79 in the second quarter of 2007 compared to the same period last year.

Net income for the second quarter grew by 25.4% to $277.1 million.

Revenue for the second quarter of 2007 increased by 12.5% to $1.7 billion compared to the same period in 2006. Foreign exchange rates positively affected the growth of revenue by $16.8 million, but had no material impact on operating profit growth.

"A very strong performance by Financial Services was a key factor in our second quarter," said Harold McGraw III, chairman, president and chief executive officer of The McGraw-Hill Companies. "We also benefited from the McGraw-Hill School Education Group's strong start in this year's state new adoption market and solid performances in higher education, professional and international markets.

"The operating margin improved in all three segments.

"In the first half of 2007, diluted earnings per share was $1.18, including a $0.03 per diluted share gain ($10.3 million after-tax) on the divestiture of a mutual fund data business in March. The $0.79 diluted earnings per share reported in the first half of 2006 included a one-time charge of $0.04 for the elimination of the Company's restoration stock option program. Net income for the first half of 2007 was $420.9 million.

"Revenue for the first half grew to $3.0 billion, a 13.0% increase over the same period in 2006. Foreign exchange rates positively affected revenue growth by $28.4 million and negatively impacted operating profit growth by $5.0 million.

Education: "Revenue for this segment increased 5.8% in the second quarter to $647.3 million compared to the same period last year. Operating profit grew by 18.6% to $80.4 million. Foreign exchange rates added $4.5 million to the growth in revenue, but had an immaterial effect on operating profit growth.

"Revenue for the McGraw-Hill School Education Group increased by 3.3% to $403.3 million in the second quarter. Revenue for the Higher Education, Professional and International Group grew by 10.3% to $244.0 million.

"A fast start in this year's very promising state new adoption market offset a slower performance in the open territory and supplemental markets in the second quarter.

"We produced solid results in the key adoptions: Math (grades 6-12 in Texas) and science (K-12 in California and K-8 in South Carolina). In most state adoption campaigns we now expect the McGraw-Hill School Education Group to finish first or a close second. We continue to project that the state new adoption market will grow 10% to 15% this year.

"In the open territory, most small- and medium-sized districts typically order in the third quarter so visibility in this part of the market tends to develop more slowly. The McGraw-Hill School Education Group has won some significant open territory adoptions in large urban markets, including science programs in New York City and Washington, D.C., math in Boston and New York City and music in St. Louis and Prince George's County, Maryland. We still expect the industry's open territory sales to increase by about 4% this year.

"In the supplemental market, the industry is seeing a decline in non-standards-aligned print and computer-based materials. We are succeeding with targeted skills-based intervention materials, including Number Worlds, Corrective Reading, Kaleidoscope and Language for Learning. Orders for supplemental products tend to grow in the third and even the fourth quarter.

"Based on the trends and the performance so far this year, the McGraw-Hill School Education Group expects to gain share in an elementary-high school market that will grow 5% to 7% in 2007.

"In the testing market, following the discontinuation of the Kentucky and Maryland contracts, we saw some slippage in custom revenue. Volume also decreased in "shelf" or non-custom products. A new contract in Georgia and increased business in Tennessee, Missouri, Indiana and the State of Qatar partially offset the decline.

"In the Higher Education, Professional and International Group, we benefited from growth in higher education products here and abroad and a solid performance in professional markets.

"In the U.S. college and university market, our three major imprints - Science, Engineering and Math; Humanities, Social Science and Languages; and Business and Economics - all performed well in the second quarter. Best-sellers included:

-- McConnell, Economics, 16th Edition
-- Sabin, Gregg Reference Manual, 10th Edition
-- Knorre, Puntos De Partida, 7th Edition
-- Lucas, The Art of Public Speaking, 9th Edition

"Digital products continue to gain traction in both college and university and professional markets. Homework management, assessment and tutoring products are attracting new customers in higher education.

"In professional markets, Digital Engineering Library, Harrison's Practice, Access Medicine, Access Surgery and Access Emergency Medicine continue to add new domestic and international subscribers.

"The release of the 10th edition of the McGraw-Hill Encyclopedia of Science and Technology contributed to our strong performance in domestic and international markets.

Financial Services: "Revenue for this segment increased 21.2% in the second quarter to $821.0 million compared to the same period last year. Operating profit grew by 27.9% to $401.4 million. Foreign exchange rates positively affected revenue growth by $12.1 million and had an immaterial impact on operating profit growth.

"Strength in fixed income and equity information services in domestic and international markets produced a record second quarter performance for revenue, operating profit and operating margin at Standard & Poor's. The operating margin for the second quarter was 48.9%. Structured finance contributed 42.1% of the revenue growth. Corporate and government ratings produced 38.1% of the revenue increase.

"Both domestic and international ratings grew at double-digit rates in the second quarter. International credit ratings and services accounted for 38.9% of ratings revenue in the second quarter versus 36.6% for the same period a year ago.

"Structured finance was strong globally. In the domestic market, Standard & Poor's benefited from robust activity in commercial mortgage-backed securities and collateralized debt obligations. Despite a contraction in the U.S. subprime market, domestic collateralized debt obligations remained strong in the second quarter as arrangers focused on hybrids, synthetics and collateralized loan obligations. As a result, the issuance of collateralized debt obligations grew by 58.0% in the second quarter. In Europe, we saw solid performances in all asset classes.

"In the corporate sector, the continuance of a favorable financing environment and an active merger and acquisition market contributed to solid growth. Public finance benefited from increased refundings as municipalities took advantage of low interest rates.

"New issue dollar volume increased in the U.S. and European bond markets in the second quarter compared to the same period last year, according to reports from Thomson Financial and Harrison Scott Publications and Standard & Poor's estimates.

"In the U.S., total new issue dollar volume grew by 15.3% in the second quarter. Corporates increased 34.5%, setting a new record for issuance for the second consecutive quarter. Public finance was up 15.3%. Mortgage-backed securities dollar volume was off by 5.7%, reflecting a 12.4% decline in residential mortgage-backed securities issuance. Asset-backed securities were up 8.3%. In Europe, new issue dollar volume was up 33.4%.

"Ratings and services not directly linked to public new issuance recorded double-digit increases in the second quarter. These services, which include bank loan, counterparty and derivative ratings, accounted for 22.6% of ratings revenue in the second quarter compared to 24.1% for the same period last year.

"Standard & Poor's services for equity markets also posted a solid performance in the second quarter. Growth in assets under management in exchange-traded funds and the increased trading of derivative contracts based on Standard & Poor's indices contributed to the results.

"At the end of June, assets under management in exchange-traded funds based on Standard & Poor's indices rose 20.9% to $178.6 billion compared to the same period last year. Nine new exchange-traded funds based on Standard & Poor's indices began trading in June, bringing the total number of exchange-traded funds launched this year to 30. Overall, 127 exchange-traded funds worldwide now rely on Standard & Poor's indices.

"At the Chicago Mercantile Exchange, the average daily volume of E-mini contracts climbed to 1,429,804 in the second quarter, a 21.3% increase over the comparable period last year. The average daily volume of S&P 500 options contracts traded on the Chicago Board Options Exchange increased 32.1% to 608,813.

"The Capital IQ product continues to add clients and now has approximately 2,000, an increase of 29% over the prior year. We are also seeing solid results at RatingsDirect and RatingsXpress, reflecting increased worldwide demand for fixed income data from Standard & Poor's.

Information & Media: "Revenue for this segment increased 4.7% in the second quarter to $249.9 million compared to the same period last year. Operating profit increased 13.1% to $14.7 million. Foreign exchange rates did not have a material effect on revenue or operating profit growth.

"The segment benefited in the second quarter from the change in accounting for the transformation in 2006 of Sweets from a primarily print catalog to a bundled print and online service for the construction industry. In the new configuration, revenue is earned throughout the year as service is provided. As a result of the transformation, Sweets contributed an incremental $6.5 million in revenue and $5.8 million in operating profit to the segment's performance in the second quarter of 2007.

"In the second quarter, revenue increased 7.9% to $223.1 million at the Business-to-Business Group, which includes the following brands: J.D. Power and Associates, BusinessWeek, Platts, McGraw-Hill Construction and Aviation Week. The accounting impact of the transformation of Sweets and growth in Platts' news and pricing services for oil, natural gas and power markets were key to the revenue improvement at the Business-to-Business Group. The Business-to-Business Group also benefited from new J.D. Power studies in the financial services and healthcare sectors, as well as increased penetration from existing studies. The timing of the biennial Paris Air Show also favorably impacted Business-to-Business revenue.

"Advertising pages for BusinessWeek's global print edition were off 20.0% in the second quarter compared to last year according to the Publishing Information Bureau. BusinessWeek.com continues to expand with year-to-year growth in advertising. In May, BusinessWeek.com successfully launched the Company Insight Center utilizing Capital IQ's extensive database of company fundamental data, which is expected to increase traffic on the Website.

"Revenue at the Broadcasting Group declined by 16.0% to $26.8 million in the second quarter compared to the same period last year. The absence of political advertising in a non-election year was a primary factor. National and local-time sales were off during the second quarter driven by market advertising declines, particularly in the automotive and service categories.

The Outlook: "We expect to achieve our goal of double-digit earnings growth in 2007 even though the growth rate will probably slow during the second half of the year as compared to our very strong first half performance. Although we expect low double-digit growth from Financial Services in the second half, tougher comparisons will make the fourth quarter more challenging. Some operating margin compression may occur in our segments in the second half, but we still expect improved operating margins in all three segments for the full year."

Conference Call/Webcast Details: The Corporation's senior management will review the second quarter 2007 earnings results on a conference call scheduled for this morning, July 24th, at 8:30 AM Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Corporation's Investor Relations website at www.mcgraw-hill.com/investor_relations. To participate by telephone, please dial-in by 8:20 AM Eastern Time and register before the start of the call. Domestic participants may call toll-free (888) 323-5423; international participants may call +1 (415) 228-5016 (long-distance charges will apply). The passcode is McGraw-Hill and the conference leader is Harold McGraw III. The conference call will also be Webcast. Go to the Corporation's Investor Relations website and click on the Earnings Announcement link under Investor Presentation Webcasts. At the Event Details screen, select the Webcast link. You will need Windows Media Player. The prepared remarks and slides will be available for downloading from the Investor Relations Website's Investor Presentations archive several hours after the end of the call and a Webcast replay will be available until July 31, 2007.

The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, political and regulatory conditions; the health of debt (including U.S. residential mortgage-backed securities and collateralized debt obligations) and equity markets, including possible future interest rate changes, the health of the economy and in advertising; the level of expenditures and state new adoptions and open territory sales in the education market; the successful marketing of competitive products; and the effect of competitive products and pricing.

About The McGraw-Hill Companies: Founded in 1888, The McGraw-Hill Companies is a leading global information services provider meeting worldwide needs in the financial services, education and business information markets through leading brands such as Standard & Poor's, McGraw-Hill Education, BusinessWeek and J.D. Power and Associates. The Corporation has more than 280 offices in 40 countries. Sales in 2006 were $6.3 billion. Additional information is available at www.mcgraw-hill.com.

Release issued: July 24, 2007

The McGraw-Hill Companies
Statements of Income
Periods ended June 30, 2007 and 2006

(in thousands, except for per share data)

(unaudited)	Three Months			Six Months

	2007	2006	% Change	2007	2006	% Change
Revenue	$1,718,179	$1,527,543	12.5	$3,014,597	$2,668,222	13.0
Expense, net	1,262,754	1,167,140	8.2	2,344,296	2,192,145	6.9
Other income	-	-	-	17,305	-	N/M

Income from operations	455,425	360,403	26.4	687,606	476,077	44.4
Interest expense	12,099	8,555	41.4	13,303	6,046	120.0

Income from operations before taxes on income	443,326	351,848	26.0	674,303	470,031	43.5
Provision for taxes on income	166,248	130,887	27.0	253,387	174,850	44.9

Net income	$277,078	$220,961	25.4	$420,916	$295,181	42.6

Earnings per common share:

Basic	$0.81	$0.62	30.6	$1.22	$0.82	48.8

Diluted	$0.79	$0.60	31.7	$1.18	$0.79	49.4

Dividend per common share	0.2050	0.1815	12.9	0.4100	0.3630	12.9

Average number of common shares outstanding:

Basic	340,183	355,783		345,488	361,244
Diluted	350,298	365,507		355,687	371,569

N/M - not meaningful

Exhibit 1

The McGraw-Hill Companies
Operating Results by Segment
Periods ended June 30, 2007 and 2006

	(dollars in thousands)
	Revenue

(unaudited)			%Favorable
	2007	2006	(Unfavorable)
Three Months
McGraw-Hill Education	$647,324	$611,646	5.8
Financial Services	820,993	677,313	21.2
Information & Media (a)	249,862	238,584	4.7
Total revenue	$1,718,179	$1,527,543	12.5

	(dollars in thousands)
	Revenue

(unaudited)			%Favorable
	2007	2006	(Unfavorable)
Six Months
McGraw-Hill Education	$979,004	$925,796	5.7
Financial Services	1,549,875	1,277,313	21.3
Information & Media (a)	485,718	465,113	4.4
Total revenue	$3,014,597	$2,668,222	13.0

The McGraw-Hill Companies
Operating Results by Segment
Periods ended June 30, 2007 and 2006

	(dollars in thousands)
	Operating Profit

(unaudited)			%Favorable
	2007	2006	(Unfavorable)
Three Months
McGraw-Hill Education	$80,402	$67,761	18.7
Financial Services	401,368	313,886	27.9
Information & Media	14,740	12,956	13.8
Total operating segments	496,510	394,603	25.8
General corporate expense	(41,085)	(34,200)	20.1
Interest expense	(12,099)	(8,555)	41.4
Total operating profit	$443,326 *	$351,848 *	26.0

	(dollars in thousands)
	Operating Profit

(unaudited)			%Favorable
	2007	2006	(Unfavorable)
Six Months (b)
McGraw-Hill Education	$(10,278)	$(29,290)	(64.9)
Financial Services (c)	749,379	565,543	32.5
Information & Media	24,627	14,649	68.1
Total operating segments	763,728	550,902	38.6
General corporate expense	(76,122)	(74,825)	1.7
Interest expense	(13,303)	(6,046)	120.0
Total operating profit	$674,303 *	$470,031 *	43.5

*	Income from operations before taxes on income.
(a)
2007 revenue and operating profit includes $6.5 million and $5.8 million, respectively, for the three months ended June 30 and $13.0 million and $12.6 million, respectively, for the six months ended June 30 related to the transformation of Sweets to an internet-based sales and marketing solution.

(b)	2006 operating profit includes a one-time charge of $23.8 million pre-tax related to the elimination of the Company's restoration stock option program.
(c)	2007 operating profit includes a $17.3 million pre-tax gain on the sale of the Company's mutual fund data business on March 16, 2007.

Exhibit 2

Contacts for The McGraw-Hill Companies:

Media Relations Contacts: Steven H. Weiss Vice President, Corporate Communications (212) 512-2247 (office) (917) 699-9389 (mobile) weissh@mcgraw-hill.com	Investor Relations Contact: Donald S. Rubin Senior Vice President, Investor Relations (212) 512-4321 (office) (212) 512-3840 (fax) donald_rubin@mcgraw-hill.com

Frank Briamonte Senior Director, Corporate Communications (212) 512-4145 (office) (201) 725-6133 (mobile) frank_briamonte@mcgraw-hill.com